EX-28.g.2

EXECUTION

AMENDMENT TO

CUSTODY AGREEMENT

This Amendment is made and entered into as of the August 6, 2024 (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY”), and BRIDGEWAY FUNDS, INC., a corporation organized under the laws of Maryland, on behalf of each series listed on Schedule I, as amended from time to time, (each a “Series”) severally and not jointly.

RECITALS

WHEREAS, certain of the Series and BNY are parties to that certain Custody Agreement dated as of February 20, 2016 (as amended to date, the “Agreement”), relating to BNY’s provision of custody services to each of the Series listed on Schedule I to the Agreement, as such Schedule I may be amended from time to time.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.  The Agreement is hereby amended as of the Effective Date by adding the following Series as a party to the Agreement:

Global Opportunities Fund

2.  The Agreement is hereby amended as of the Effective Date by deleting Appendix I of the Agreement in its entirety and replacing it with Appendix I as attached hereto.

3.  Each of the Series and BNY hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

4.  Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.  Any capitalized terms not defined herein shall have their respective meanings as assigned in the Agreement.

6.  The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

THE BANK OF NEW YORK MELLON	BRIDGEWAY FUNDS, INC., on behalf of itself and each Series

By: /s/ Jessica Strub	By: /s/ Deborah Hanna

Name: Jessica Strub	Name: Deborah Hanna

Title: Relationship Manager	Title: Treasurer

Date: September 20, 2024	Date: September 17, 2024

APPENDIX I

Aggressive Investors 1 Fund

Ultra Small Company Fund

Ultra Small Company Market Fund

Small Cap Value Fund

Managed Volatility Fund

Omni Small Cap Value Fund

Global Opportunities Fund

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